US005692511A

United States Patent [19]

Grable

[11] **Patent Number: 5,692,511**

[45] **Date of Patent: Dec. 2, 1997**

[54] **DIAGNOSTIC TOMOGRAPHIC LASER IMAGING APPARATUS**

[76] Inventor: **Richard J. Grable**, 7400 SW. 13th St., Plantation, Fla. 33317

[21] Appl. No.: **484,904**

[22] Filed: **Jun. 7, 1995**

[51] **Int. Cl.**^{6} **A61B 6/00**

[52] **U.S. Cl.** **128/664**; 128/633; 250/330

[58] **Field of Search** 128/633, 664, 128/665; 356/300, 446; 359/216, 217, 218, 223, 226; 378/37; 250/330, 332, 334

[56] **References Cited**

U.S. PATENT DOCUMENTS

3,578,971 5/1971 Lasky .
3,778,614 12/1973 Hounsfield .
3,806,109 4/1974 Weber et al. .
3,867,634 2/1975 Hounsfield .
3,881,110 4/1975 Hounsfield et al. .
3,963,933 6/1976 Henkes, Jr. .
3,973,126 8/1976 Redington et al. .
4,075,883 2/1978 Glover .
4,303,861 12/1981 Ekstrom .
4,649,275 3/1987 Nelson et al. .
4,681,436 7/1987 Ching et al. .
4,767,028 8/1988 Nelson et al. .
4,772,118 9/1988 Liu et al. .
4,810,875 3/1989 Wyatt .
4,819,752 4/1989 Zelin .
4,905,700 3/1990 Wokalek et al. .
4,910,404 3/1990 Cho et al. .
4,945,239 7/1990 Wist et al. .
5,261,410 11/1993 Alfano et al. .
5,289,520 2/1994 Pellegrino et al. .
5,353,799 10/1994 Chance .
5,371,368 12/1994 Alfano et al. .
5,376,796 12/1994 Chan et al. .
5,385,143 1/1995 Aoyagi .
5,386,447 1/1995 Siczek .
5,386,827 2/1995 Chance et al. .
5,409,497 4/1995 Siczek et al. .
5,415,169 5/1995 Siczek et al. .
5,426,685 6/1995 Pellegrino et al. .
5,432,703 7/1995 Clynch et al. .
5,451,785 9/1995 Faris .
5,477,051 12/1995 Tsuchiya .
5,477,371 12/1995 Shafir .
5,530,579 6/1996 Nakamura et al. .
5,555,885 9/1996 Chance .
5,609,152 3/1997 Pellegrino et al. .

FOREIGN PATENT DOCUMENTS

0385608 9/1990 European Pat. Off. .

OTHER PUBLICATIONS

Brochure—Unequivocally Innovative.

Benaron DA, Stevenson DK. Optical Time-of-Flight and Absorbance Imaging of Biologic Media Science, Mar. 1993; 259:1483-86.

Jarlman O. Berg R. Svanberg S. Technical Note Time-Resolved Transillumination of the Breast Acta Radiological 1992; 33:277-279.

(List continued on next page.)

Primary Examiner—Marvin M. Lateef
Assistant Examiner—Shawna J. Shaw
Attorney, Agent, or Firm—Shlesinger Arkwright & Garvey

[57] **ABSTRACT**

A laser imaging apparatus comprises a platform for supporting a female patient in front-down, prone position, including an opening permitting a breast of the patient to be vertically pendant below the surface of the platform; scanning mechanism including a multi-faceted mirror adjacent the underside of the platform, the mirror being rotated about its own axis and orbited around the pendent breast; a source of coherent near infrared narrow light pulses operably directed to the multi-faceted mirror; optical reflectors directing the light pulses onto the facets of the mirror from a point spaced from the platform for reflection in a series of horizontal fan shaped beams through a breast pendent below the platform; photodetectors operably disposed to detect the light pulses after passing through the breast; circuit for deriving voltages proportional to the intensity of the received pulses; and computer programmed for storing and displaying images of tissue in the breast derived from the voltages.

28 Claims, 16 Drawing Sheets


16
15
22
18
Ti Sapphire Laser
Argon Ion Pump Laser
23
21

OTHER PUBLICATIONS

Alfano R, Ho PP, Yoo KM. Photons for Prompt Tumor Detection Physical World Jan. 1992; 37–40.

Wang L, Ho PP, Liu C, Zhang G, Alfano RR. Ballistic 2–D Imaging Through Scattering Walls Using an Ultrafast Optical Kerr Gate Science Aug. 1991; 253–769–71.

Drew P. Imaging With Light: New Window on the Body Diagnostic Imaging Oct. 1990:53–57.

Key H, Jackson PC, Wells PNT. New Approaches to Transillumination Imaging Presented at the 27th Annual Scientific Meeting of the Biological Engineering Society, Oxford, UK, Sep. 1987.

Jackson PC, Stevens PH, Smith JH, Kear D, Key H, Wells PNT. The Development of a System for Transillumination Computed Tomography The British Journal of Radiology Apr. 1987; 60:375–80.


R
12
14
16
20
10
18

FIG. 1


16
15
22
18
Ti Sapphire Laser
Argon Ion Pump Laser
23
21

FIG. 2

FIG. 3A


16
20
38
40
26
37
37
15
22
50
35
34
39
24
39
34
44
41
43
43
41
48
46

FIG. 6


40
22
26
28
30


52
38
56
32
15
57
50
22
55
53
51
23
MODE LOCKED
NEAR INFRARED BEAM
Ti:SAPPHIRE LASER
48
PUMP BEAM
21
ARGON ION PUMP LASER

FIG. 3B


40
64
62
62

FIG. 7

FIG. 4


40
22
26
38
36
3
55
3
36
3
52
56
24
33
32


40
22
24
36
34
54
56
52
44
55
26

FIG. 5


+ DC BIAS
68
66
62
77
70
69
76
72
74

FIG. 8A


+ DC BIAS
68
66
62
77
70
76
73
74

FIG. 8B



82
DETECTOR ELECTRONICS
84
MPX
86
ADC
88
COMPUTER
92
HARD DRIVE
90
MONITOR
94
FLOPPY DRIVE
96
TAPE DRIVE
98
CD-ROM DRIVE

FIG. 9


ADC
86
84
MPLXR
110
1
24
112
1 OF 24 MPLXR
24 OF 24 MPLXR
108
MPLXR
1
2
12
13
14
25
69
102
106
CLAMP CONTROL CIRCUIT
LASER PULSE PICK-OFF CIRCUIT
104
82

FIG. 10

FIG. 11


40(STATIONARY)
1st DETECTOR OF 150 DETECTORS
114
26
38
116
118,55
Nth DETECTOR OF 150 DETECTORS
120
150th DETECTOR OF 150 DETECTORS

FIG. 14


Image 4 of 12 (4)
512x512
212
216
214
Cen 9351
Win -10702

FIG. 12


START
122
SET MIRROR SPEED
124
SET FACET PERIOD
126
SET FACET DELAY
128
SET FACET DWELL
130
IGNORE DETECTORS
SET DETECTOR COUNT
132
SET OVERALL GAIN
134
136
ENTER PARAMETERS
138
NO
SCAN PARAMETERS OK
140
HOME
142
HOME POSITION
NO
YES
144
LASER ON
RESTART LASER
NO
148
YES
START POLYGON
150
PROGRAM MULTIPLEXER SELECT DETECTORS
152
START ORBIT
ORBIT FLAG
154
NO
CONTINUE ORBIT
156
158
YES
WAIT FACET PERIOD
WAIT FACET DELAY
160
SELECT FIRST DETECTOR
162
IGNORE DETECTOR
168
INCREMENT DET. CNT
YES
164
NO
166
SAMPLE DETECTOR
170
WAIT FACET DWELL
172
WRITE DATA TO MEMORY
174
LAST DETECTOR
YES
NO
CLOSE FIRST SLICE DATA FILE
176
178
MOVE TO NEXT SLICE LOCATION
AT NEXT SLICE LOCATION
YES
NO
180
END SLICE LOCATION
NO
YES
182
END

FIG. 13


START
INPUT FILE.ACQ
184
GENERATE DET. FANS
186
190
LINEARIZATION FILE
DETECTOR LINEARIZATION
188
194
CENTERING FILE
GLOBAL & INDIVIDUAL DETECTOR CENTERING CORRECTION
192
198
INTENSITY FILE
DETECTOR SENSITIVITY CORRECTION
196
COSINE CORRECTION
200
CONVOLUTION FILTER
202
BACKPROJECT FILTERED DET. FANS INTO IMAGE MATRIX
204
208
UNIFORMITY FILE
UNIFORMITY CORRECTION
206
SLICE IMAGE FILE
210
END


194
102
196
202
204
200
206
208
210
220
72
REVERSE BIAS
VOLTAGE
+
66
PHOTONS
198
CURRENT PULSE
FROM APD
APD
62
76

FIG. 15


DIODE REVERSE
BIAS
224
106
222
APD
230
234
ECL OUTPUT
BUFFER
PHOTONS
66
228
COMPARATOR
232

FIG. 16


LASER PULSE PICK-OFF CIRCUIT
106
START
STOP
TIME TO AMPLITUDE CONVERTER
236
ANALOG TO DIGITAL CONVERTER
238
MEMORY
240
ADDRESS CONTROL
241
READ/ WRITE CONTROL
242
ADD/ SUBTRACT CIRCUIT
243
LOOK UP TABLE
250
COMPARATOR A=B
246
DIGITAL & ANALOG TIME DELAY
248
DIGITAL & ANALOG FINE DELAY CONTROL
OUTPUT BUFFER
252
ECL OUTPUT TO TIME-GATE CONTROL SWITCH
104

FIG. 17A


t2
t1
A
0
APD RESPONSE CURVE
MEASURED VALUE
A=B
SUBT.
ADD
START
DELAY
STOP
TIME

FIG. 17B


LASER PULSE WIDTH = 100 fs
DELAY IN RESPONSE OF APD TO LASER STIMULATION
AVALANCHE PHOTO DIODE RESPONSE TO LASER PULSE
COMPARATOR THRESHOLD LEVEL
PULSE PICK-OFF SIGNAL
AIR SHOT
PULSE AMPLITUDE CLAMP LEVEL
LASER REPITITION RATE
EXPECTED LASER PULSE
PROPAGATION DELAY
EXPECTED LASER PULSE
EXPECTED LASER PULSE
PROPAGATION DELAY
LASER PULSE PICK-OFF POINT
AIR SHOT
FIXED DISTANCE
KNOWN TIME OF FLIGHT
FIXED DISTANCE
KNOWN TIME OF FLIGHT
POLYGON MIRROR
DETECTOR ARRAY APD

FIG. 18A
FIG. 18B
FIG. 18C
FIG. 18D
FIG. 19
FIG. 20
FIG. 21


254
256
278
258
256
256
280
256
276

FIG. 22


260
256
260
266
268
260
262
260
260
262
266
270
260
260
260
264
272
274

FIG. 23


258
282
284
288
38
290
286
292
296
300
280
294
298

FIG. 24


316
286
314
312
38
294
308
310
302
304
306
306
318

FIG. 25

FIG.26A


TISSUE SAMPLE
SNAKE-LIKE PHOTONS
BALLISTIC PHOTONS
324
322
320
DIFFUSE PHOTONS
326


SNAKE-LIKE PHOTONS
DETECTOR RESPONSE CURVE
TIME
BALLISTIC PHOTONS
DIFFUSE PHOTONS

FIG. 26B


120
FAN MIRROR
DETECTOR RING
LASER BEAMS

FIG. 27A


FAN MIRROR
DETECTOR RING
LASER BEAMS
328
ADDED TIME-OF-FLIGHT
120

FIG. 27B

DIAGNOSTIC TOMOGRAPHIC LASER IMAGING APPARATUS

BACKGROUND OF THE INVENTION

This invention relates to diagnostic medical imaging apparatus and more particularly to a mammography machine which employs a near-infrared pulsed laser as a radiation source.

Cancer of the breast is a major cause of death among the American female population. Effective treatment of this disease is most readily accomplished following early detection of malignant tumors. Major efforts are presently underway to provide mass screening of the population for symptoms of breast tumors. Such screening efforts will require sophisticated, automated equipment to reliably accomplish the detection process.

The X-ray absorption density resolution of present photographic X-ray methods is insufficient to provide reliable early detection of malignant breast tumors. Research has indicated that the probability of metastasis increases sharply for breast tumors over 1 cm in size. Tumors of this size rarely produce sufficient contrast in a mammogram to be detectable. To produce detectable contrast in photographic mammogram 2–3 cm dimensions are required. Calcium deposits used for inferential detection of tumors in conventional mammography also appear to be associated with tumors of large size. For these reasons, photographic mammography has been relatively ineffective in the detection of this condition.

Most mammographic apparatus in use today in clinics and hospitals require breast compression techniques which are uncomfortable at best and in many cases painful to the patient. In addition, X-rays constitute ionizing radiation which injects a further risk factor into the use of mammographic techniques as almost universally currently employed.

Ultrasound has also been suggested as in U.S. Pat. No. 4,075,883, which requires that the breast be immersed in a fluid-filled scanning chamber. U.S. Pat. No. 3,973,126 also requires that the breast be immersed in a fluid-filled chamber for an X-ray scanning technique.

OBJECTS AND SUMMARY OF THE INVENTION

It is an object of the present invention to provide an imaging apparatus using light and/or near infrared coupled with ultrafast laser, thus avoiding the drawbacks of prior art X-ray equipment.

It is another object of the present invention to provide a mammography apparatus wherein the patient lies in a prone face down position to the place the woman's breast in the scanning chamber in such a way as to gather the maximum amount of tissue away from the chest wall, thereby to provide maximum exposed area without breast compression.

It is still another object of the present invention to provide a laser imaging apparatus that uses avalanche photodiode coupled with a low leakage precision integrator for a sensitive detection system.

It is another object of the present invention to provide a laser imaging apparatus with multiplexing technique to allow for efficient gathering of scanned data.

It is yet another object of the present invention to provide a laser imaging apparatus that uses femtosecond pulse width, near infrared laser pulse.

Mammography apparatus of the present invention includes a non-ionizing radiation source in the form of very short pulses of near-infrared wave-length from a solid state laser pumped by a gas laser. The patient lies face down on a horizontal platform with one breast extending through an opening in the platform to hang freely inside a scanning chamber. An optical system converts the laser pulses into a horizontal fanned shaped beam which passes through the breast tissue. The breast is scanned a full 360 degrees starting at that portion of the breast which is closest to the body of the patient and is then stepped vertically downwardly and the scan is repeated at each vertical step until a complete scan of the entire breast has been completed. These light pulses are detected after passing through the breast tissue, converted into electrical signals and then recorded and/or displayed to provide an image of normal and abnormal breast tissues.

These and other objects of the present invention will become apparent from the following detailed description.

BRIEF DESCRIPTION OF THE DRAWINGS

FIG. **1** is a perspective view of the of the present invention, showing the patient supporting platform and operator's console;

FIG. **2** is a side view partially in section of the patient support platform of FIG. 1 showing a patient positioned for mammographic study, with one of her breasts positioned within a scanning chamber;

FIG. **3A** is a side view partially in section of the scanning chamber;

FIG. **3B** is a schematic view of the scanning chamber of FIG. 3A;

FIG. **4** is a top plan view of the scanning chamber which surrounds the breast of the patient;

FIG. **5** is a partial perspective on the uppermost portion of the scanning chamber of FIG. **4**;

FIG. **6** is an enlarged view of the bearing support for the rotatable plate which carries portions of the scanning apparatus;

FIG. **7** is a schematic perspective view of an array of photodiode detectors used in the present invention;

FIGS. **8A** and **8B** are electrical schematic diagrams of the detector circuit used in the present invention;

FIG. **9** is a functional block diagram of the electrical system used in the present invention;

FIG. **10** is a functional block diagram of the detector electronics and multiplexer shown in FIG. **9**;

FIG. **11** is a schematic top plan view of the of the rotating plate carrying the rotating polygon mirror, showing a fan of laser beams generated by the rotating mirror at one of 4000 positions of the rotating plate;

FIG. **12** is a flow chart of data acquisition used in the present invention;

FIG. **13** is a flow chart of data reconstruction used in the present invention;

FIG. **14** is an example of an image of a female breast using the present invention;

FIG. **15** is an electrical schematic diagram of a clamp and time-gate switch circuit;

FIG. **16** is an electrical schematic of a laser pulse pick-off circuit used in the present invention;

FIG. **17A** is a functional block diagram of a clamp control circuit for providing output to the clamp and time-gate switch circuit of FIG. **15**;

FIG. 17B is a typical response curve of a photodetector, showing the leading edge of the curve at which measurement is taken during the data acquisition phase;

FIG. 18A is a representation of laser pulse train;

FIG. 18B is a representation of the response of the avalanche photodiode detector to the pulse train of FIG. 18A;

FIG. 18C is a similar to FIG. 18B, showing the selection of a comparator threshold level;

FIG. 18D is a representation of a pulse train based on the comparator threshold level of FIG. 18C;

FIG. 19 is a representation of the response of the avalanche photodiode detector to a laser pulse train traversing an air shot;

FIG. 20 is a representation of the response of the avalanche photodiode detector to a laser pulse train exiting a medium, such as breast tissue;

FIG. 21 is a schematic diagram of distances used in calculating time-of-arrival for the laser pulses;

FIG. 22 is perspective view of another embodiment of a support structure for the orbital plate used in the present invention;

FIG. 23 is a perspective view with portions broken away of the drive mechanism for lowering or raising the support plate shown in FIG. 22;

FIG. 24 is a cross-section view through the support plate of FIG. 22 with the orbital plate installed in place;

FIG. 25 is a perspective view with portions broken away of the orbital plate used in the support structure of FIG. 22, showing the arrangement of optics used in the present invention;

FIG. 26A is schematic diagram of photons traversing a tissue, illustrating the paths taken by ballistic, snake-like or diffuse photons through the tissue;

FIG. 26B is typical response curve of an avalanche photodetector, showing the portions generated by the respective ballistic, snake-like and diffuse photons after exiting the tissue;

FIG. 27A is a schematic illustration of the arrival times of the laser beams at the detectors in free space; and

FIG. 27B is a schematic illustration of the arrival times of the laser beams at the detectors when traversing through a tissue.

DETAILED DESCRIPTION OF THE INVENTION

Referring first to FIGS. 1 and 2, an apparatus R in accordance with the present invention comprises an operator's console indicated at 10 which may include monitors 12 and 14. A patient's support platform 16 overlies an enclosure 18 which houses the electronics and optics of the present invention. The platform 16 includes an opening 20 which permits one of the patient's breasts 15 to be positioned through the opening and be pendant within a scanning chamber 22. A laser beam generated from an Argon ion pump laser 21 and a Ti:Sapphire laser is used to scan the patient's breast within the scanning chamber

A detailed description of the scanning mechanism within the scanning chamber 22 will now be described. Referring to FIGS. 3A, 4, 5 and 6, an open top, box member 24 is arranged immediately below the opening 20 in the platform 16 and houses the scanning chamber 22 which has its vertical axis aligned with the center of the opening 20. An annular plate 26 is supported for rotation within the chamber 22 on bearings 28 and 30 (FIG. 6) which permit it to be rotated step-by-step or indexed around the interior of the scanning chamber 22. The indexing drive for creating this rotation is indicated at 32 in FIG. 4.

A ring gear 33 secured to the periphery of the annular or orbital plate 26 cooperates with the drive 32 to rotatably index the orbital plate 26, as best shown in FIG. 4.

The entire scanning chamber 22 may be moved vertically downwardly from the upmost position shown in FIG. 3 by means of elongated threaded drive rods 34 that are operably secured to the box member 24 at anchors 36 and nuts 37. Drive motors 39 are operably connected to the threaded rods 34 by conventional means such as by belt/pulley arrangements 41, as best shown in FIG. 3. Rotation of the threaded rods 34 is effective to lower or raise the scanning chamber 22. The drive motors 39 are securely fixed to the box member 24 by standard means, such as brackets, and are controlled by motor 43.

Turning now to the optics of the apparatus R, the annular plate 26 carries on its upper surface a polygonal multifaceted mirror 38, as best shown in FIGS. 3, 4, and 5. The mirror 38 is rotatable on its own vertical axis. A ring 45 of photodetector arrays 40 is supported on the upper surface of the scanning chamber 22 and surrounds the path traveled by the mirror 38 as it moves in an orbital path generated by revolutions of the plate 26. The arrays 40 are fixed and stationary with respect to the scanning chamber 22. The ring 45 is preferably concentric with the orbital path of the mirror 38.

The stepping motors 39 are used to rotate the screws 34 in order to move the scanning chamber 22 vertically downwardly through successive increments or slices following each complete orbital movement of the polygonal mirror 38 in order to successively expose portions of the breast of the patient to the pulsed laser radiation until the entire breast has been irradiated.

The lasers 23 and 21 which supply the radiation for scanning the breast may be positioned within the enclosure 18, as best shown in FIG. 2. The coherent pulsed light from the solid-state laser is directed from the laser to the polygonal multifaceted mirror 38 by means of a series of mirrors and prisms. The rotating polygon mirror 38 advantageously preserves the laser beam intensity by not diverging the beam and maintaining a controlled alignment between the projected laser beam and the respective detector 62. A mirror 46 directs an incoming laser beam 44 to a mirror 48, which then directs the beam to a stack of wedge prisms 50, which turns the beam at an angle and directs it through an opening 52 in the orbital plate 26. Two additional mirrors 54 and 56 mounted on the plate 26 then redirect the beam to the rotating polygonal mirror 38, which generates a fan 55 of beams for each orbital position of the mirror 38, as best shown in FIGS. 4 and 5. A shelf 35 is supported from the plate 26 and supports the wedge prisms 50. The shelf 35 rotates with plate 26 such that the wedge prisms 50 are always oriented in the same way with respect to the plate 26 as it rotates.

Referring to FIG. 3B, the speed of rotation of the multifaceted mirror 38 used to produce the fan of laser beams 55 is controlled by system electronics 55 and is maintained at a constant speed. A hollow slip-ring assembly 53 is used to bring the electronic signals to the polygon drive motor controller 55. While the polygon mirror 38 is rotating inside its housing, the entire mirror assembly is rotated in an orbit inside the ring 45 of detector arrays 40. The orbital speed of the polygon mirror assembly (not the speed of rotation of the

mirror itself) is controlled by the drive motor **32** and its motor controller. The orbital position of the polygon mirror assembly is determined through use of a home detector **57** and rotary encoder on the drive motor **32**. The home encoder provides a fixed reference point that is used in conjunction with the rotary encoder to determine the location of the polygon assembly **38**. Thus, for each place in the orbit of the polygon assembly **38**, the detectors **62** in the detector ring that are being swept by the fan of laser beams **55** is determined.

Femtosecond wide pulses (approximately 106 fs wide) of near infra-red radiation with a wavelength in the 800 to 900 nanometer (nm) wavelength range are produced by the Ti:Sapphire mode locked laser **23**. The average laser power is in the 750 milliwatt (mw) range with a repetition rate of approximately 76.5 megahertz (MHz). The power contained in each laser pulse is approximately 9.9 nanojoules (nj) and the peak pulse power is in the 67 kilowatts (kw) range. The Ti:Sapphire laser **23** is pumped by a 7 watt Argon ion laser **21** using all spectral lines.

By rotating the polygonal mirror **38** at very high speed, for example in the order of 6000 RPM, the fan-shaped beam **55** is generated and the width of the fan is such that approximately 25% of the photodiode detector arrays **40** are thus illuminated at each rotational indexed position of the plate **26**. Preferably, the mirror **38** is indexed at 4000 positions around a 360 degree circle. This scanning pattern is then repeated at successive vertically lower positions or slices of the plate as the scanning chamber is indexed downwardly by the drive motors **39**.

The laser beam detector arrays **40** are positioned in the ring **45** on a top surface of the scanning chamber **22** and around the pendulant breast, as best shown in FIGS. **3**, **4** and **5**. Each array **40** comprises a number of avalanche photodiodes **62**, as best shown in FIG. **7**. The number of photodiodes **62** dictates the number of laser fan beam projections that can be detected as the fan **55** of laser beams sweeps across the breast.

The detector **62** of each array **40** are disposed on a substrate **64**. The arrays **40** are positioned as chords of a circle around the orbital plate **26**, as best shown in FIG. **4**. Each array **40** has 25 individual avalanche photodiode detectors **62**. There are 24 detector arrays **40** to form the ring of laser beam detectors, providing 600 avalanche photodiode detectors.

Each of the photodiodes **62** is connected to a detector circuit **69**, as best shown in FIG. **8A**. The avalanche photodiodes **62** are reversed biased to provide amplification of the detected signal. Each reversed biased detector **62** is used as a current source with the amount of current provided being a function of the number of photons **66** of laser light that impinge on each detector **62**. The number of photons reaching each detector **62** spans a wide dynamic range from no attenuation when the photons are not blocked by the breast tissue to significant attenuation when the photons pass through and eventually emerge from the breast. A current limiting series resistor **68** is used to control the amount of current that can flow through the detector **62** and thus prevents excessive current flow from occurring when the laser beam is unattenuated that otherwise could destroy the detector **62**. A suitable size decoupling capacitor **70** is used to store charge to provide the energy required when the detector **62** responds to a fast rising pulse of photon intensity.

The current provided by each detector **62** in each array **40** is switched into or off to either an operational amplifier circuit **72** or an electronic integrator **73**, as best shown in FIGS. **8A** and **8B**. The operational amplifier circuit **72** is used as a current-to-voltage converter to produce a direct current voltage at output **74** proportional to the input current provided by each detector **62**. Thus, a DC voltage can be produced to represent the intensity of the laser beam impinging on the individual detector **62**.

A fast Schottkey diode **76** provides the switching for each detector **62**. The Schottkey diode **76** is switched into or out of conduction by a clamp circuit, as will be described below, connected at **77**.

The detector circuit **69** and several control circuits required to control the output of each detector **62** are referred to as detector electronics **82**, as best shown in FIG. **9**. The output of detector electronics **82** is fed to a multiplexer **84**, the output of which is then fed to an analog/digital converter **86**. The output of the converter **86** is then fed to a computer **88**. The data acquired from the detector electronics **82** are used by the computer **88** to produce an image of the scanned breast by a reconstruction algorithm, to be described below, derived from computed tomography theory. The digitized slice data is converted to an image by the computer **88** using a reconstruction algorithm, which is then displayed in a monitor **90** in monochrome or pseudo-color. The raw slice data and image data can be stored on a hard drive **92** or any other storage medium, using a floppy drive **94**, a tape drive **96** or a CD-ROM drive **98**.

Referring to FIG. **10**, the detector electronics **82** comprises detector circuit **69** controlled by a clamp and time-gate switch circuit **102**, which is then controlled by a clamp control circuit **104**. The clamp control circuit **104** is synchronized by the computer **88** and a pulse pick-off circuit **106** to the output pulses of the mode-locked Ti:Sapphire laser **23**. Only the leading edge component of the detector response curve for the respective detectors stimulated by the laser fan beam **55** that passes through the breast are sampled by the electronic integrator **72** or an operational amplifier within the detector circuit **69**, as will be described below. This technique allows selection of only certain photons and is essential to the proper operation of the apparatus R.

There are two clamp and time-gate switch circuits **102** for each detector array **40**, each detector **62** being contained in the detector circuit **100**.

A multiplexer circuit **108** is provided for each detector array **40**. Each detector array has 25 photodiode detectors **62**. The output of each multiplexer circuit **108** is fed to a multiplexer circuit **110**. Each multiplexer circuit **108** is used to select the detector outputs that are appropriate for the orbital position of the rotating polygon mirror **38**. The detector outputs from the multiplexer circuit **110** are converted to a 12-bit digital word by the analog to digital converter **86**. The digital value of each detector output voltage is stored for each orbital position of the rotating mirror **38**. A buffer circuit **112** is interposed between the multiplexer circuits **108** and **110**.

Referring to FIG. **11**, data is acquired at each vertical or slice position of the scanning chamber **22** at 4000 locations of the polygon mirror **38** on its orbit around the breast as the orbit plate **26** is rotated to each of the 4000 locations, generally indicated by the arrow **114**. A circle is thus traced by the orbit of the polygon mirror **38**. The circle of detector arrays **40** remains fixed in place while the mirror **38** rotates on its own axis, generally indicated by the arrow **116** and is orbited around the patient's breast. The mirror **38** is shown in one of its 4000 locations in FIG. **11**. At each of the 4000 locations, the rotation of the polygon mirror **38** sweeps the

laser beam across a field of view **118**, which includes a scan diameter **120** within which the breast must be placed. The field of view **118** encompasses one quarter or 150 of the detectors **62**. In practice over-scanning to include 152 or more detectors for each orbit position is used for proper data acquisition.

The computer **88** synchronizes the rotation of the polygon mirror **38**, the selection of specific detectors **62** by the multiplexer circuits **108** and **110**, and analog-to-digital converter **86** conversion cycle to measure the laser beam intensity as each detector **62** is illuminated. Through this process, at each of the 4000 locations in one orbit of the mirror **38**, the output of at least 150 selected detectors **62** is measured, converted to digital format, and stored as part of the digitized slice data. The digitized slice data also contain encoding information relative to which of the 4000 locations in which of the detectors **62** is being measured.

Since there are only 600 detectors **62** and data is collected from 4000 locations at each vertical or slice position of the scanning chamber **22**, a technique is required to select which of the 600 detectors outputs is sampled. The multiplexer circuits **108** and **110** are used to select which of the individual detector **62** in each of the detector arrays **40** are used as part of the 150 or more detectors for each of the 4000 locations.

For example, referring to FIG. **11**, for the locations shown for mirror **38**, 150 detectors might be selected for measurement. The ratio between the 4000 locations of the mirror **38** and the 600 detectors is 6.67. Because of this ratio, for 7 successive locations of the mirror **38**, the same 150 detectors **62** might be selected for measurement. For the next 7 locations of the mirror **38**, 2 through 151 of the detectors **62** might be selected. The step incrementing of which detectors **62** are sampled by the analog/digital converter **86** is controlled by a data acquisition algorithm, which will be described below, and the computer **88**. The exact relationship between the locations of the rotating mirror **38** and the specific detector **62** is determined by the mechanical relationship between the polygon mirror mounting location and the fixed ring of the detector arrays **40** and the individual numbering system adopted for the program.

The data acquired for each vertical position of the rotating mirror **38** is referred to as slice data. This data is used to produce an image (FIG. **14**) of the scanned breast by a reconstruction algorithm derived from computer tomography theory, as will be described below.

Referring to FIG. **12**, the acquisition algorithm used in the present invention to collect the data for each slice will now be described.

The technologist performing the scan places the patient prone on the scanning table **16** with one breast pendulant through the opening **20** in the scanning chamber **22**, as best shown in FIG. **2**.

When the technologist starts the scan, several preset parameters are entered into the program. The speed of rotation and the number of facets on the mirror **38** are two basic values. The number of mirror facets is a physical parameter that cannot be easily changed unless the polygon mirror assembly is changed. The option to change the speed of rotation at step **122** is available in the event that some future events make this change desirable and a speed change can easily be accomplished. The available rotation speeds are 6000, 8000, 10000 and 12000 revolutions per minute (RPM).

The apparatus R employs a 12-faceted mirror **38** and a mirror rotation speed of 6000 RPM, or 100 revolutions per second (RPS). The time for one facet to move the impinging laser beam through one beam fan **55** can be calculated as follows:

Speed of Rotation: 100 rev/sec.

$$1\ rev = \frac{1}{100}\ rev/sec. = 0.01\ sec/rev$$

Time for 1 fan:

$$0.1\ sec/12\ \text{facets} = 8.33\times10^{-4}\ sec\ (833\ \mu secs)$$

The option to change the polygon mirror **38** to another number of facets is facilitated by the ability to preset the time for one fan at step **124**.

Because there is a difference between the mechanical position of the swept laser beam **55** and the electronic position, another parameter, FACET DELAY, is presetable at step **126**. This parameter is established during initial scanner set up and can range in value from 0 to 833 μsecs.

The fan of laser beams sweeps across an arc (slightly more than 90°) of the detectors **62**. With 600 detectors in the detector ring, 90° represents one quarter of the detector **62**, or 150 detectors.

Because of the adjacent facets on the polygon mirror **38** do not form a sharp corner at the line of intersection but instead are jointed by radius, a number greater than the number of detectors **62** employed is actually used. The time the fan of laser beams sweeps across any one detector (herein called the facet dwell) is calculated as follows:

$$833\ \mu secs/150\ \text{detectors} = 5.6\ \mu secs/\text{detector}.$$

The actual facet dwell is determined during initial scanner set up and is entered at step **128**.

Ideally, all detectors **62** will be operational. However, in the practical situation, certain detectors **62** may be defective. This condition, within limits can be tolerated as long as the specific location of defective individual detectors is known. The defective detectors are identified during a quality control scan. The defective detectors are then ignored at step **130**.

The reconstruction algorithm, which will be described below, requires an overscan of the ideal 90° fan of detectors **62**. The amount of overscan is determined during initial scanner set up and is entered at step **132**.

The individual gain of detectors **62** can vary and this variation is particularly adjusted for any reconstruction algorithm. However, an over all gain value is determined during initial scanner set up and this value is entered at step **134**.

The technologist is able to enter certain information concerning the specific patient, such as name, etc., as well as selecting necessary specific locations where a scan will be performed. This allows rescanning a specific location without having to rescan the entire breast. This step is generally indicated at **136**.

After these parameters and data are entered, the technologist is asked at step **138** if the entered information is correct. If YES is entered, the scan commences.

The first step in the scan is to return the scanning chamber **22** which carries the rotating mirror **38** and the ring of detector arrays **40** to the home position which is the extreme up position, as best shown in FIG. **3A**. The motor controller that powers the motors **39** are switched to the up position and remains in this mode until home limit switches are activated. This step is generally indicated at steps **140** and **142**.

After the home position has been reached, the computer checks to determine if the laser is ON, at step **144**. The laser

is restarted at step **146** if the laser is not ON. The rotation of the polygon mirror **38** is initiated at step **148** and the mirror will continue to rotate at the preset speed set at step **122**.

The program continues and presets the multiplex circuits **108** and **110** to select the detectors **62** that will be used as part of the initial data acquisition fan at step **150**. Since data is acquired at 4,000 individual locations in the orbit of the polygon mirror **38** and there are only 600 detectors, the set of detectors selected for data acquisition during each respective fan has been determined for this scan geometry. The table below illustrates this concept, where the actual identification number for each detector has been simplified for illustration purposes.

Index=4,000 orbit positions/600 detectors=6.67 fans/index

This means that for every position or index of the rotating mirror **38** on its orbit around patient's breast, 7 fans of laser beams are generated, each fan being picked up by the same 150 detectors.

In the table below, the detectors **62** that are disposed in the ring of detector arrays **40** are designated as 1, 2, 3, . . . n . . . 600.

FAN NUMBER	FIRST DETECTOR	LAST DETECTOR
1	525	75
2	525	75
3	525	75
4	525	75
5	525	75
6	525	75
7	525	75
8	526	76
9	526	76
10	526	76
11	526	76
12	526	76
13	526	76
14	526	76
15	527	77
16	527	77
17	527	77
18	527	77
19	527	77
20	527	77
21	527	77
—	—	—
3990	523	73
3991	523	73
3992	523	73
3993	523	73
3994	523	73
3995	523	73
3996	523	73
3997	524	74
3998	524	74
3999	524	74
4000	524	74

At each index or orbit location of the rotating mirror **38**, the total number of detector **62** in the fan is 150. For example, for fan number **1**, the number of detectors is (600–525) +75=150. For fan number **3999**, the number of detectors is (600–496)+46=150.

After the multiplex sequence is programmed, orbiting of the fan beam commences at step **152**, but data acquisition does not commence until the orbit flag signal is detected at step **154**. The orbit flag signal identifies the mechanical position in orbit that data acquisition via the multiplex sequence of detectors being sampled commences. The states for the orbit flag are 0 (continue orbiting) or 1 (initiate data acquisition sequence). Step **156** continues until the orbit flag equals 1.

Preset facet period and the facet delay period are then waited out at steps **158** and **160**, after which the first detector **62** in the fan is selected to be sampled at step **162**. However, prior to actual sampling, the Ignore Detector Table is examined at step **164**. If the respective detector is accepted for sampling, then sampling proceeds. If the respective detector is defective, the detector address is incremented to the next detector in the multiplex sequence at step **168**.

Sampling proceeds for the wait facet dwell at step **170**. The data is written into the respective location in the data file at step **172**. The number of detectors sampled in this cycle is examined at step **174** to determine if the last detector in the fan has been sampled. If the last detector has been sampled, then the data file for the particular slice is closed at step **176** and the program moves to the next slice location. If the last detector has not been detected, then the detector count is incremented at 168 and the next fan of data is acquired. At step **178**, the program moves to the next slice location after the last detector is detected at **174**.

After the slice data file is closed, the scanning chamber **22**, including the polygon mirror **38** and the ring of detector arrays **40**, are moved downward to the next slice location. The computer **88** monitors the downward motion. The status of the next slice location is monitored at step **180**. When the next slice location is reached, it is determined if the slice location is the end of scan location at step **182**. The computer **88** monitors the slice location and checks to determine if the last valid slice data file has been acquired. If the end slice location is detected, then it is the end of the breast scan. If the end slice location is not detected, then the next slice data file acquisition commences at step **150**. The cycle then repeats until data for the end slice have been acquired.

Referring to FIG. **13**, a reconstruction algorithm used in the present invention is disclosed. The raw data file is acquired during data acquisition process disclosed in FIG. **12**. Raw data file is input at step **184** to generate detector fans at step **186**. To correct for gain and offset variations for the respective detectors, polynomial linearization correction is applied using information obtained from a previous phantom scan at step **188**. The linearization file is indicated at **190**.

Because there is a potential offset between the electronic and mechanical centering, the centering correction is made at step **192** for individual detectors and the detector array. Center information is obtained from a prior phantom scan generally indicated at **194**.

The sensitivity of individual avalanche photodiodes **62** varies and this variation must be accounted for through a detectors sensitivity correction at step **196**. Sensitivity adjustments are preformed using data acquired during prior phantom scans generally indicated at **198**.

A cosine correction is made because of the fall-off of each detector fan at step **200**. Other corrections for gain control and mismatches will also be applied here. Each detector fan is convolved with a filter kernel at step **202** to process the file for back projection.

The back projection step **204** projects the fan data into the image matrices with the $1/r^2$ weighting applied to the data.

After the data has been projected into the matrices, correction for any systematic artifacts and reconstructed density is made at step **206**. The correction factors are acquired in previous phantom scans at step **208**.

Upon completion of the reconstruction steps, a file is created for the reconstructed image at step **210** and is stored for display either immediately or at a later time.

An example of an image generated from a slice data of a breast is disclosed in FIG. **14**. The outer band **212** is noise.

The breast tissue **214** is shown surrounding a prosthesis **216** for an augmented breast.

The clamp and time-gate switch circuit **102** will now be described in detail.

Referring to FIG. **15**, the circuit **102** comprises a clamp circuit **194** and a time-gate switch **196**. The clamp circuit **194** is provided to protect the operational amplifier **72** (or integrator) from being subjected to a voltage above the safe design parameters of the device. In response to stimulation by the femtosecond laser pulse, generally indicated at **66**, the reverse biased avalanche photodiode **62** produces a positive going pulse of current, generally indicated at **198**. The magnitude of the pulse **198** potentially could exceed the design limits of the operational amplifier **72** used to produce a voltage in response to the current pulse. To advantageously prevent this from occurring, diode **200** is reversed biased to approximately +0.8 VDC by the +5 VDC supply voltage **202** and two resistors **204** and **206**. When the pulse amplitude produced by the detector **62** increases above the biased voltage by one diode drop (approximately 0.7 VDC), diode **200** is forward biased and shunts away any further increase in signal amplitude. The shunt effect effectively clamps the signal level seen at the anode of the diode **76** to a level within design limits of the operational amplifier **72**.

The time-gate switch **196** is driven by differential emitter-coupled logic (ECL) signals applied to inputs **208** and **210**, as best shown in FIG. **15**. When transistor **220** is switched on, the voltage developed at the junction of the resistors **204** and **206** changes from a positive level to a negative level. The negative level voltage forward biases diode **200** and in turn reverse biases diode **76**. When the diode **76** is reversed biased, any current being provided by the detector **62** cannot reach the operational amplifier **72**. The diodes and transistors used in this circuit configuration are advantageously selected for their ability to switch at very high speeds. The effect of the circuit **196** is to switch off current provided to the operational amplifier **72** at a very high speed.

The laser pulse pick-off circuit **106** will now be described in detail.

Referring to FIG. **16**, the occurrence of a laser pulse is detected by an increase in the current flowing in a reversed biased avalanche photodiode **222**. A femtosecond laser pulse train is disclosed in FIG. **20**A. The response curve of the avalanche photodiode **222** and the delay in the peak produced by the detector **222** is shown in FIG. **20**B. A representation of the point of the rising edge of the avalanche photodiode pulse used as reference point for high speed signal level comparator is shown in FIG. **20**C. A resistor **224** provides current limiting to prevent damaging the detector **222** with the high current produced in response to a laser pulse **66**. A capacitor **226** is a decoupling capacitor that provides the energy that is dissipated across a resistor **228**. The current flowing through the resistor **228** produces a voltage across the resistor. The voltage is direct coupled to a comparator circuit **230**. A resistor **232** is used to adjust the threshold at which the output of the comparator **230** will switch. The output of the comparator **230** is connected to a buffer **234** and provides an ECL output signal. The ECL signal is synchronized with the occurrence of each laser pulse. The output of the circuit **106** is shown in FIG. **20**D.

Referring to FIGS. **17**A and **17**B, the clamp control circuit **104** will now be described in detail. The laser pulse pick-off circuit **106** is used to produce additional signal in synchronization with each laser pulse. The signal is used to start a time-to-amplitude converter **236**. The time-to-amplitude conversion is stopped at the appropriate time by a signal from another laser pick-off circuit **106**. The detectors **222** for the two laser pulse pick-off circuits **106** are positioned at an appropriate distance near the detector array **40**. The time of arrival t_2 through the path containing a tissue is measured during the scout scan phase and converted to a digital word with an appropriate digital value to control the address in memory where the time value is stored. During the data acquisition portion of the data acquisition sequence, the memory address control **241** is used to select a value from a look-up table **250**. The look-up table **250** provides a value to an add/subtract circuit **243**. At the appropriate time, the digital time value t_2 is read from memory **240** and is modified by the value provided by the look-up table **250**. The net effect is to use the value t_2 read from memory, subtract or add a value to it to produce a new digital word A which is provided to a comparator **246**. The other input to the comparator **246** is the digital time value produced by the analog to digital converter **236**, represented by the word B. When the condition A=B is met, the comparator **246** provides a digital output to a digital/analog fine delay circuit **248**. The A=B condition starts the measurement interval for the leading edge of the detector response curve, as best shown in FIG. **17**B. The analog fine delay determines the length of time during which the leading edge of detector response curve is measured. At the end of the analog delay interval, a digital signal is produced that halts the measurement interval. The look up table **250** produces a signal that controls the fine delay. The data acquisition sequence continues for the previously discussed 5.3 μsec. interval. The above sequence continues as the fan beam sweeps across the breast.

An output buffer **252** produces an ECL output signal as a time-gate control signal. The output of the buffer **252** is fed to the circuit **102** at **208** and **210**, as best shown in FIG. **15**.

By using the time-of-flight approach, the timing of the data acquisition is automatically synpulses be to the laser pulses beaming into the breast at each of the fan locations. Other approaches such as laser gating of a Kerr optical shutter or variable optical delay lines would not be practical given the number of measurement to be made in 1 second.

The laser **23** produces pulses of near infrared energy at a relatively fixed repetition rate. The laser pulses propagate at the speed of light in air, a constant. The time required for a pulse to travel a set distance is calculated as:

Time=Distance/Speed of Light

Thus, for known distance, the time required for the pulse of energy to traverse the distance is easily calculated.

The response of the photodiode detectors to the laser pulse is disclosed in FIG. **19**. Note the delay in response of the detector to the laser stimulation.

The response of the photodiodes to a pulse train exiting a medium is disclosed in FIG. **20**. Note the propagation delay due to the relative refractive index of the tissue.

The ratio of the speed of light traveling in air compared to the speed of light in a medium is referred to as the relative refractive index and is calculated as:

Relative Refractive Index=Speed of Light in Air/Speed of Light in Medium

The time-of-flight measurement criteria must consider the speed of light in air, the speed of light in the complex medium of human tissue, and the thickness of the medium.

The pulse pick-off circuit **106** is placed in a position to intercept a portion of the photons produced by the Ti:Sapphire laser **23**. The pulse pick-off circuit **106** produces a regular train of pulses based on the comparator threshold level, as best shown in FIG. **18**D.

The distances between the individual components in the path of the laser beam are known and fixed, as best shown in FIG. **21**. Thus, the time required for an individual pulse to travel the fixed distance between individual components, for the most part mirrors used to position the laser beam, is easily determined. Also, the arrival time of an individual pulse at a selected location can be accurately predicted. The arrival time of an air shot, i.e. nothing between the polygon mirror **38** and the detectors **62**, therefore, is also known, as best shown in FIG. **21**.

The time required to travel the path length in air is calculated as:

$$\text{Time}_{in\ air}=\text{Path Length}_{in\ air}/\text{Speed of Light}_{in\ air}$$

The arrival time when the medium is air and the arrival time when the medium is human tissue can be measured. The difference between the two arrival times and the path length in human tissue can be used to calculate the relative speed of light in human tissue as shown below:

$$\text{Speed of Light}_{in\ human\ tissue}=\text{Path Length}_{in\ human\ tissue}/\Delta\text{Time}$$

where $\Delta\text{Time}=\text{Time}_{in\ human\ tissue}-\text{Time}_{in\ air}$

The determination of the speed of light in human tissue allows time-gating of that portion of the avalanche photodiode response pulse desired to be measured and used for image reconstruction.

The first few pulses of laser energy photons that have traversed through human tissue are detected as the scout phase of the data acquisition. The time difference between the expected arrival of the photons, as determined by a previously run calibration, and the actual arrival time of the photons is determined. For example,

$$\text{Measured Arrival Time}-\text{Expected Arrival Time}=\Delta\text{Time}$$

$$t_2-t_1=\Delta\text{Time}$$

ΔTime is used to determine when the measurement of the detector response curve will commence on the pulses that occur after the scout phase. A look-up table or similar method is used to select when the detector measurement will commence, i.e. slightly before $t_1+\Delta\text{Time}$, at ΔTime, or $\Delta\text{Time}+t_3$, where t_3 is determined as a system calibration value.

The second phase of the data acquisition is the control of length of time the leading edge of the detector response curve is measured, and the number of laser pulses used for each measurement. The starting point and the ending point of the measurement interval directly affect the contrast resolution of the resulting reconstructed image. Because of the physical variability of the optical and mechanical characteristics of the device, the beginning and ending points of the measurement interval are determined during calibration of the device. A method is provided for fine adjustment of the width of the measurement interval.

A second scan, the data acquisition scan is performed. During this scan, the time-gating control factor is used to control the ECL circuit **104** that activates the time-gate switch **196** and circuit **102**. Thus, for each projection of the laser beam, only a selected portion of the respective avalanche photodiode response pulse is sampled and used as data for image reconstruction.

Another embodiment of a support structure **254** for supporting the orbital plate **26** and the polygon mirror **38** is disclosed in FIG. **22**. The support structure **254** includes four fixed threaded rods **256** disposed transversely through respective corners of a square or rectangular plate **258**. Each threaded rod **256** is held in position by a pair of threaded rod support brackets **260** which are attached to vertical side members **262** of a "U"-shaped assembly **264**, as best shown in FIG. **23**. The "U"-shaped assembly **264** advantageously maintains the separation between the respective threaded rod support brackets **260** and the vertical alignment of the threaded rods **256**. Each threaded rod **256** has a sprocket **266** or a pulley with a threaded hole in the center. The pitch of the threaded rod and the sprocket thread is the same, such that rotation of the sprocket **266** causes it to move up or down the threaded rod **256**. The individual sprockets **266** are mated with a continuous drive chain **268** or belt.

The continuous drive chain **268** is also mated with a sprocket **270** (or pulley) driven by a motor **272**. Rotation of the output shaft **274** of the drive motor **272** rotates the sprocket **270** and drives the chain **268** in the direction of rotation. The continuous chain motion advantageously synchronously rotates the individual sprocket **266** on each threaded rod **256**. Depending on the pitch of the thread and the direction of rotation, all five sprockets **266** and **270** will be driven upwardly or downwardly.

The plate **258** is disposed on top of the top surface of each of the four sprockets **266**. A mounting plate **276** for the drive motor **272** is attached to the underside of the plate **258**, as best shown in FIG. **22**. This configuration provides for a constant position of the drive motor **272** relative to the moving plate **258**, thus maintaining alignment of the entire drive system.

The support structure **254** provides several advantages. If the chain **268** breaks, the upward or downward drive is advantageously removed from all four drive sprockets **266**. Also, the four fixed threaded rods **256** act as linear bearings for the upward and downward motion, thus eliminating the need for auxiliary vertical positioning bearings. Further, the support structure **254** provides the least amount of overall height for compactness.

The plate **258** has an opening **278**. The edge of the opening **278** has an inwardly projecting flange or step **280** adapted to receive and support the outer race **282** of a bearing assembly **284**. An orbital plate **286** is pressed-fit into the opening defined by the outer race **288** of the bearing assembly **284**, as best shown in FIG. **24**. A retainer ring **290** secures the orbital plate **286** to the inner race **288**. A retainer ring **292** secures the outer race **282** to the plate **258**, as best shown in FIG. **24**.

The orbital plate **286** is provided with outside tooth ring gear **294** that engages with a spur gear **296** driven by an orbit drive motor **298**. The drive motor **298** is secured by conventional means to the under side of the carrier plate **258**. Rotation of the output shaft **300** of the orbit drive motor **298** produces the opposite rotation direction of the carrier plate **286**. The speed of rotation of the carrier plate **286** is a function of the ratio of the number of teeth on the ring gear **294** and number of teeth on the spur gear **296** and the speed of rotation of the orbit drive motor **298**.

It will be understood that supporting the orbital plate **286** with the bearing assembly **284** advantageously provides the simplest method of maintaining concentricity between the orbital plate **286** and the detector arrays **40** mounted on the plate **258**. Further, the required amount of vertical space is minimal.

The optical arrangement associated with the orbital plate **286** is disclosed in FIG. **25**. A mounting pan **302** is secured to the underside of the orbital plate **286** and rotates therewith. The mounting pan **302** has a central opening **304** through which the laser beam **306** enters within the pan **302**.

Turning mirrors **308** and **310** disposed within the pan **302** are adapted to turn the vertical laser beam **306** to a horizontal beam after being reflected from the mirror **308** and then to a vertical beam after being reflected from the mirror **310** and exiting through an opening **312** in the orbital plate **286**. A turning mirror **314** changes the vertical laser beam to a horizontal beam and directs it to the rotating polygon mirror **38** from which a fan beam **316** is generated. A turning mirror **318** turns the horizontal incoming laser beam vertically into the pan **302** through the opening **304**.

It will be understood that the turning mirrors **308**, **310** and **314** are fixed relative to the orbital plate **286** and thereby turns with the orbital plate **286** such that the laser beam is always oriented in the right direction when it hits the rotating polygon mirror **38**.

Photons traveling through the tissue follow essentially three paths. When a beam of photons is directed into the tissue, the photons' forward direction is changed—the beam is said to be scattered by the atoms and molecules in the tissue. Referring to FIG. **26**A, the first photons entering the tissue **320** essentially undergo a straight forward scattering and exit the tissue with the least amount of time required to traverse the tissue. These photons are referred to as ballistic or early arriving photons **322**. Since these photons travel in essentially straight line through the tissue, the difference in the absorption of theses photons provides the best spatial resolution, i.e. true representation of the area of change in absorption in the path of these photons. The signal produced by the ballistic photons **322** is on the leading edge of the detector response curve, as best shown in FIG. **26**B.

The photons that exit the tissue after the ballistic photons have followed a longer path in traversing through the tissue and this path is less straight than that followed by the early arriving ballistic photons. These late arriving photons are called snake-like photons **324**, as best shown in FIG. **26**A. These photons can be thought of as signal degradation resulting in reduced spatial resolution, and the signal they produce appears later on the detector response curve than the ballistic photon component, as best shown in FIG. **26**B.

The photons that exit later than the snake-like photons have followed a diffuse path and exit the tissue at many points. These photons are referred to as diffuse photons **326** and make up the final components of the detector response curve, as best shown in FIG. **26**B. These photons severely degrade the spatial resolution data and are considered noise.

If the entire detector response from all photons (ballistic, snake-like and diffuse) are used, the ability to detect small differences within a tissue is severely compromised. Thus, only that part of the detector response curve produced by the ballistic photons is sampled for data acquisition, as best shown in FIG. **26**B. The technique used to select the early portion of the photon arrival response curve shown in FIG. **26**B is called time-gating, implemented by circuits **102** and **104** (FIGS. **15** and **17**). Since the distance from the rotating mirror **38** to each photodetector **62** is known, any change in the time required for the photons to reach the detectors is a representation of the time required to traverse a portion of the path, i.e. through the tissue. Referring to FIG. **27**A, the arrival time for each laser pulse impinging each detector in the ring **45** is determined from the known distances and the speed of light. A look-up table is generated from this free space time-of-flight data. The arrows in FIGS. **27**A and **27**B represent the arrival time of each laser pulse. When a tissue **328** is inserted within the scan diameter **120**, the arrival time for each laser beam passing through the tissue is delayed, the amount of delay being dependent on the length of the path traversed through the tissue, as best shown in FIG. **27**B, where it is assumed, for sake of simplicity, that the speed of the laser pulse traversing through the tissue is constant. The arrival time for each laser beam traversing through the tissue is determined by observing when a response is generated at the individual detectors. The respective time-of-flight through the tissue can be determined by subtracting the free path (no tissue present) time-of-flight from the time required to traverse the path with the tissue present. The added time-of-flight is stored in the look-up table **250** and is then further increased by a delay in the range of 0–40 picoseconds, preferably 15–20 picoseconds to modulate the time at which the detector response curve is measured on succeeding laser pulses, such that the measurement is limited to that part of the detector response curve attributable to the ballistic photons. The fine delay of 0–40 picoseconds is provided by the circuit block **248**. The resulting current produced at the detectors by the ballistic photons, after being converted to voltage, is then used to generate an image of the tissue using standard computed tomography techniques.

While the present invention has been described for a structure where the detector arrays **40** are fixed in place in a circle around the tissue and the mirror **38** or source of laser beam is orbited within the circle in order to make a 360 degree scan around the tissue, it is also within the scope of the present invention to provide a set number of detectors that move synchronously with the mirror **38** or a source of laser beam around the tissue being scanned. In this respect, the detectors, formed into an arc or other geometric configuration to catch the fan beam **55**, would be disposed on the orbital plate **26**. The mirror **38** and the arc of detectors are then orbited through the 4000 locations in a circle around the tissue.

While this invention has been described as having preferred design, it is understood that it is capable of further modification, uses and/or adaptations of the invention following in general the principle of the invention and including such departures from the present disclosure as come within known or customary practice in the art to which the invention pertains, and as may be applied to the essential features set forth, and fall within the scope of the invention or the limits of the appended claims.

I claim:

1. A method of providing imaging of humanoid breast tissue, comprising the steps of:

a) supporting a patient in face-down, prone position on a horizontal surface with a breast vertically pendent through an opening in said surface;

b) directing a succession of narrow coherent near infrared light pulses through said breast in a horizontal pattern from a plurality of positions completely surrounding said breast;

c) repeating said step b) in a plurality of closely vertically spaced horizontal planes until the entire breast has been scanned;

d) detecting said light pulses after passage through said breast tissue; and

e) deriving images of the breast tissue from said detected light pulses by computed tomography reconstruction.

2. A method as in claim **1**, wherein said step b) of directing includes the step of orbiting said light pulses around said breast.

3. A method as in claim **1**, and further comprising the step of directing said light pulses in a fan-shaped beam from each of said plurality of positions.

4. A method as in claim **1**, wherein said step b) of directing is implemented with a rotating multifaceted mirror.

5. A method as in claim 1, wherein said step d) of detecting is implemented by avalanche photodiodes having response curve with a leading edge component.

6. A method as in claim 5, and further comprising the step of sampling only the leading edge component of the response curve of said avalanche photodiodes.

7. A scanning chamber for use in scanning human tissue, comprising:

a) a frame;

b) a rotatable plate supported by said frame, said plate including an opening for permitting the human tissue to be disposed in said opening;

c) a source of laser beam for passing through the tissue, said source being carried by said plate such that said source makes a complete orbit around said opening when said plate is rotated one complete revolution;

d) photodetectors disposed in a circle on said frame adapted to detect said source of laser beam after passage through the tissue; and

e) bearing assembly adapted to rotatably support said plate from said frame, said bearing assembly including an outer race secured to an opening on said frame, and an inner race secured to said plate.

8. A scanning chamber as in claim 7, wherein:

a) said frame is adapted for stepping said source of laser beam and said photodetectors vertically downwardly in small increments.

9. A scanning chamber as in claim 7, wherein:

a) said source of laser beam has light pulses in the order of 100 femtoseconds in width and a wavelength in the order of 850 nanometers.

10. A scanning chamber as in claim 7, wherein:

a) said source of laser beam includes a titanium sapphire laser; and

b) an argon ion laser adapted to pump said titanium sapphire laser.

11. A scanning chamber as in claim 7, wherein:

a) said photodetectors includes avalanche photodiodes.

12. A scanning chamber as in claim 7, and further comprising:

a) a rotating mirror adapted to direct said source of laser beam into a fan-shaped beam through the tissue.

13. A scanning chamber for use in scanning human tissue, comprising:

a) a frame;

b) a rotatable plate supported on said frame, said plate including an opening for permitting the human tissue to be suspended in said opening;

c) a source of laser beam for passing through the tissue, said source of laser beam being carried by said plate such that said source of laser beam makes a complete orbit around said opening when said plate is rotated one complete revolution;

d) photodetectors disposed in an arc on said plate adapted to detect said source of laser beam after passage through the tissue; and

e) bearing assembly adapted to rotatably support said plate from said frame, said bearing assembly including an outer race secured to an opening on said frame, and an inner race secured to said plate.

14. A scanning chamber as in claim 13, wherein:

a) said frame is movable vertically.

15. A scanning chamber as in claim 13, wherein:

a) said source of laser beam has light pulses in the order of 100 femtoseconds in width and a wavelength in the order of 850 nanometers.

16. A scanning chamber as in claim 13, wherein:

a) said source of laser beam includes a titanium sapphire laser; and

b) an argon ion laser adapted to pump said titanium sapphire laser.

17. A scanning chamber as in claim 13, wherein:

a) said photodetectors includes avalanche photodiodes.

18. A scanning chamber as in claim 13, and further comprising:

a) a rotating mirror adapted to direct said laser beam into a fan-shaped beam through the tissue.

19. A scanning chamber as in claim 13, and further comprising:

a) drive screws operably associated with said frame such that rotation of said drive screws are effective to lower or raise said frame.

20. A laser imaging apparatus, comprising:

a) a scanning chamber including a source of laser beam for passing through a tissue and at least one photodetector adapted to respond to the laser beam exiting the tissue, said at least one photodetector having a response curve with a leading edge component;

b) a time-gate switch circuit for sampling said leading edge component of said response curve for said at least one photodetector; and

c) a computer programmed to generate an image of the scanned tissue from the sampled leading edge component of said response curve.

21. A laser imaging apparatus as in claim 20, and further comprising:

c) a current-to-voltage conversion circuit connected to said at least one photodetector for converting the sampled leading edge component of said response curve current to a voltage.

22. A laser imaging apparatus as in claim 21, and further comprising:

a) said current-to-voltage conversion circuit includes an operational amplifier circuit.

23. A laser imaging apparatus as in claim 21, and further comprising:

a) said current-to-voltage conversion circuit includes an integrator circuit.

24. A laser imaging apparatus as in claim 21, and further comprising:

a) a clamp circuit adapted to protect said current-to-voltage conversion circuit from over-voltage.

25. A laser imaging apparatus as in claim 20, wherein:

a) said at least one photodetector includes an avalanche photodiode.

26. A laser imaging apparatus as in claim 20, wherein:

a) said time-gate switch includes a Schottkey diode operably connected to said at least one photodetector.

27. A laser imaging apparatus as in claim 20, wherein:

a) said source of laser beam includes near infrared laser pulses.

28. A laser imaging apparatus as in claim 20, and further comprising:

a) a rotating mirror adapted to direct said source of laser beam into a fan-shaped beam through the tissue.

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